Exhibit 10.5

AMENDED AND RESTATED RETENTION AGREEMENT

This Amended and Restated Retention Agreement (“Agreement”) dated as of the 29th day of March, 2004 between Motorola, Inc., including its Subsidiaries and Affiliates (the “Company”) and Chris Belden (“Belden”). In consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereto agree as follows:

1.	Belden shall remain in the employ of the Company in its Semiconductor Products Sector or its successor as an employee at will, subject to the terms of this Agreement.

2.	Belden shall be entitled to the Separation Benefits provided in Section 5 below (x) if the Company, or a successor employer (“Successor”) who becomes a successor employer to the Company, its assets or its businesses through a merger, purchase of Company assets, joint venture, or other business restructuring (“Restructuring”), terminates his employment involuntarily for any reason other than Cause or (y) if Belden voluntarily terminates his employment with the Company after the occurrence of an event giving rise to Good Reason or (z) prior to the second anniversary of the effective date of a Restructuring that results in Belden becoming employed by a Successor, Belden voluntarily terminates his employment with such Successor after the occurrence of an event giving rise to Good Reason. Notwithstanding the foregoing, Belden shall not be entitled to receive Separation Benefits under this Agreement, if he is entitled to receive Separation Benefits under the Motorola, Inc. Corporate Officer Transition Change in Control Severance Plan or the Motorola, Inc. Corporate Officer Change in Control Severance Plan or Belden’s individual Change in Control Agreement dated September 8, 1999. The termination of Belden’s employment with the Company solely as a result of a Restructuring shall not constitute a termination of employment hereunder, as long as Belden remains employed with the Successor, and the Successor remains bound by this Agreement.

3.	For purposes of this Agreement, “Cause” shall mean (i) Belden’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) Belden’s willful engagement in gross misconduct in the performance of Belden’s duties that materially injures the Company.

4.	For purposes of this Agreement, “Good Reason” shall mean that, without Belden’s written consent, (i) Belden is assigned duties materially less favorable than his current position, duties, responsibilities and status with the Company, or Belden’s current position, authority, duties or responsibilities are materially diminished, (ii) the Company or a Successor reduces Belden’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, such target incentive opportunity as in effect on the effective date of this Agreement or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, (iii)

the Company or a Successor requires Belden regularly to perform his duties of employment outside the continental United States, or (iv) the Company fails to obtain a satisfactory agreement from any Successor to assume and perform this Agreement.

5.	(a) If Belden’s employment is terminated under circumstances which entitle him to Separation Benefits under this Section 5, then the Company or a Successor shall pay Belden, in a lump sum in cash within ten (10) days after the date of termination, the aggregate of the following amounts which benefits, except as provided in Section 6 below, shall be in addition to any other benefits to which Belden is entitled other than by reason of this Agreement: (i) unpaid salary with respect to any vacation days accrued but not taken as of the date of termination; (ii) accrued but unpaid salary through the date of termination, (iii) any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the year in which the date of termination occurs; (iv) the product of (A) the Belden’s target bonus for the fiscal year in which the date of termination occurs (which for purposes of this Section 5 in no event shall be less than Belden’s target bonus for the fiscal year 2001) and (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365; (v) an amount equal to two (2) times Belden’s highest annual base salary in effect at any time during the period commencing three (3) years preceding the date of termination and ending on the date of termination, and (vi) an amount equal to two (2) times the highest annual bonus, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than twelve (12) full months or during which Belden was employed for less than twelve (12) full months), Belden received from the Company and/or a Successor during the five (5) full fiscal years of the Company and/or a Successor immediately preceding the date of termination.

(b) If Belden’s employment is terminated under circumstances which entitle him to Separation Benefits under this Section 5, for two (2) years after the date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company or a Successor shall continue health, medical, life and long-term disability insurance benefits to Belden and/or his family at least equal to those that would have been provided in accordance with the health, medical, life and long-term disability insurance plans, programs, practices and policies of the Company in effect immediately prior to his date of termination or the date Belden becomes employed by a Successor (whichever occurs earlier) if Belden’s employment had not been terminated on the same terms and conditions (including any applicable required employee contributions), provided, however, that, if Belden becomes reemployed with another employer and becomes eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If the terms of the applicable plan, program, practice or policy do not permit the participation of Belden or his family, the Company or a Successor shall continue to provide the benefits described above on the same after-tax basis as if such benefits were provided under such plan, program, practice or policy. For purposes of determining eligibility (but not the time of commencement of benefits) of Belden for retiree medical benefits pursuant to such plans, practices, programs and policies, Belden shall be considered to have remained employed until two (2) years after the date of termination and to have retired on the last day of such period (and to have attained two (2) additional years of age), and such benefits (and the terms and conditions of such benefits) shall be no less favorable than as in effect immediately prior to Belden’s date of termination or date Belden becomes employed by a Successor (whichever occurs earlier). Following the end of the period during which medical benefits are provided to Belden under this Section 5(b), Belden shall be eligible for continued health coverage as required by Section 4980B of the Internal Revenue Code or other applicable law, as if Belden’s employment had terminated as of the end of such period.

(c) Except as provided in Section 5(b), Belden shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Belden as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise, or by any set-off, counterclaim, recoupment, or other claim right or action the Company or a Successor may have against Belden or others.

(d) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as hereinafter defined) would be subject to the Excise Tax (as hereinafter defined), then Belden shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Belden of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, Belden retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5(d), if it shall be determined that Belden is entitled to the Gross-Up Payment, but that the Parachute Value (as hereinafter defined) of all Payments do not exceed 110% of the Safe Harbor Amount (as hereinafter defined), then no Gross-Up Payment shall be made to Belden and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 5(a)(v), unless an alternative method of reduction is elected by Belden, and in any event shall be made in such a manner as to maximize the Value (as hereinafter defined) of all Payments actually made to Belden. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 5(d). The Company’s obligation to make Gross-Up Payments under this Section 5(d) shall not be conditioned upon Belden’s termination of employment.

(e) Subject to the provisions of Section 5(f), all determinations required to be made under Section 5(d), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, Belden’s “net after tax benefit” and the assumptions to be utilized in arriving at such determinations, shall be made by KPMG LLP (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Belden within fifteen (15) business days of the receipt of notice from Belden that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group that is the Successor, the Company or Successor shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company or Successor. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Belden within ten (10) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company (or Successor) and Belden. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company or Successor should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 5(f) and Belden thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company or Successor to or for the benefit of Belden.

(f) Belden shall notify the Company or Successor in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company or Successor of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Belden is informed in writing of such claim. Belden shall apprise the Company or Successor of the nature of such claim and the date on which such claim is requested to be paid. Belden shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company or Successor (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company or Successor notifies Belden in writing prior to the expiration of such period that the Company or Successor desires to contest such claim, Belden shall:

(1)	give the Company or Successor any information reasonably requested by it relating to such claim,

(2)	take such action in connection with contesting such claim as the Company or Successor shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company or Successor,

(3)	cooperate with the Company or Successor in good faith in order effectively to contest such claim, and

(4)	permit the Company or Successor to participate in any proceedings relating to such claim;

provided, however, that the Company or Successor shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Belden harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(f), the Company or Successor shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Belden to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Belden agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company or Successor shall determine; provided, however, that, if the Company or Successor directs Belden to pay such claim and sue for a refund, the Company or Successor shall advance the amount of such payment to Belden, on an interest-free basis, and shall indemnify and hold him harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for Belden’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s or Successor’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Belden shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by Belden of an amount advanced by the Company or Successor pursuant to Section 5(f), Belden becomes entitled to receive any refund with respect to such claim, Belden shall (subject to the Company’s or Successor’s complying with the requirements of Section 5(f)) promptly pay to the

Company or Successor the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Belden of an amount advanced by the Company or Successor pursuant to Section 5(f), a determination is made that Belden shall not be entitled to any refund with respect to such claim and the Company or Successor does not notify Belden in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(h) Notwithstanding any other provision of this Section 5, the Company or Successor may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Belden, all or any portion of the Gross-Up Payment, and Belden hereby consents to such withholding; provided, that, such withholding and payment shall in no event place Belden in a less favorable tax position than had such payments been made to Belden by the Company.

(i) Definitions. The following terms shall have the following meanings for purposes of this Section 5.

(i)	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)	The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on Belden with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to Belden’s taxable income for the taxable year in which the Payment is made.

(iii)	“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv)	A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Belden, whether paid or payable pursuant to this Agreement or otherwise.

(v)	The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that Belden can receive without any Payments being subject to the Excise Tax.

(vi)	“Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by 280G(d)(4) of the Code.

6.	Except to the extent expressly set forth herein, any benefit or compensation to which Belden is entitled under any agreement between Belden and the Company or a Successor or any of their Subsidiaries or under any plan maintained by the Company or a Successor or any of their Subsidiaries in which Belden participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by Belden pursuant to this Agreement shall be in lieu of any severance benefits to which Belden would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel, except the Motorola, Inc. Corporate Officer Transition Change in Control Severance Plan or the Motorola, Inc. Corporate Officer Change in Control Severance Plan or Belden’s individual Change in Control Agreement dated September 8, 1999.

7.	If Separation Benefits have not been triggered, this Agreement shall expire on October 2, 2004. If Separation Benefits have been triggered occurs while this Agreement is in effect, this Agreement shall continue in full force and effect for at least two (2) years following such triggering event, and shall not terminate or expire until after Belden shall have received such payments in full.

8.	This Agreement shall bind any Successor in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

9.	No interest of Belden or Belden’s spouse or any other beneficiary under this Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Belden, his spouse or other beneficiary, including for alimony.

10.	For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company or a Successor at its corporate headquarters address, and to Belden (at the last address of Belden on the Company’s or Successor’s books and records), provided, that all notices to the Company shall be directed to the attention of the General Counsel.

11.	This Agreement does not constitute a contract of employment or impose on Belden or the Company any obligation for Belden to remain an employee or change the status of Belden’s employment or the policies of the Company regarding termination of employment.

12.	The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.	The validity, interpretation, construction and performance of the Agreement shall in all respects be governed by the laws of Illinois, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

14.	Belden shall keep the existence and terms of this Agreement strictly confidential, except that he may share the terms with his attorneys and financial advisors for purposes of obtaining advice, and with his spouse.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Motorola, Inc.	Chris Belden

By:

Date:	Date:

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